EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Reinsurance Group of America, Incorporated

        We consent to the incorporation by reference in this Registration Statement of Reinsurance Group of America, Incorporated on Form S-8 of our report dated March 9, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting of embedded derivatives), appearing in the Annual Report on Form 10-K of Reinsurance Group of America, Incorporated for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
October 4, 2004